Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the incorporation by reference into this Registration Statement of BIO-key International, Inc. on Form S-8, filed June 26, 2024, of our Report of Independent Registered Public Accounting Firm, dated June 5, 2024, on the balance sheet of BIO-key International Inc. as of December 31, 2023 and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended, appearing in the Annual Report on Form 10-K of BIO-key International, Inc. for the year ended December 31, 2023.

Very truly yours,

/s/ Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

June 26, 2024

179 N. Gibson Rd., Henderson, NV 89014 l 702.703.5979 www.bushandassociatescpas.com